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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSSION
                             Washington, D.C. 20549

                                  Form 12-b-25


                           NOTIFICATION OF LATE FILING


                                                                 SEC File Number


                                                                 CUSIP NUMBER:
                                                                 12514P 10 8



(Check One):    [_] Form 10-K     [_] Form 20-F       [_] Form 11-K
                [X] Form 10-Q     [_] Form N-SAR

         For Period Ended: June 30, 2002

         [_]   Transition Report on Form 10-K
         [_]   Transition Report on Form 20-F
         [_]   Transition Report on Form 11-K
         [_]   Transition Report on Form 10-Q
         [_]   Transition Report on Form N-SAR

         For the Transition Period Ended:  _____________________________________

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Read Instructions (on back page) Before Preparing Form.  Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I  REGISTRANT INFORMATION
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Full Name of Registrant

CECS CORP.
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

1925 Century Park East, 5th Floor
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City, State and Zip Code

Los Angeles, California   90067
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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         (a)       The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar
[X] day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(C)has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED).



                                                 (ATTACH EXTRA SHEETS IF NEEDED)

                                                                SEC 1344 (11-91)




         DUE TO THE REGISTRANT'S LIMITED STAFF, IT IS UNABLE TO FILE THIS REPORT TIMELY WITHOUT UNDUE EFFORT AND EXPENSE.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                  VALERIE A. BROADBENT          310                364-4404
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                        (Name)              (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If the answer is no, identify report(s).
                                                               [X] Yes   [_] No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                            [_] Yes   [X] No


         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons by a reasonable estimate of the results cannot be made.
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



                                   CECS CORP.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   August 14, 2002                        By /s/ Valerie A. Broadbent
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                                                 Valerie A. Broadbent, President



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


-----------------------------------ATTENTION------------------------------------
                  INTENTIONAL MISSTATEMENTS OR MISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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